Exhibit 23.1

                           Chang G. Park, CPA, Ph. D.
      * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


December 17, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A, Amendment No 6, of our report dated August 30, 2010 relating to the financial statements as of July 31, 2010 of Greentech Transportation Industries Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement

Very truly yours,


/s/ Chang G. Park
------------------------------
Chang G. Park, CPA






        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board